EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
RECORD NINE-MONTH EARNINGS

COMPANY EARNS $0.23 PER DILUTED SHARE IN THIRD QUARTER AND ANTICIPATES RECORD
FY2004 EARNINGS OF AT LEAST $0.80 PER DILUTED SHARE

DURANGO, Colorado (January 8, 2004) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported increased earnings for the third quarter and first nine months of FY2004.

For the quarter ended November 30, 2003, revenues increased 3.0 percent to $5.8 million, compared with $5.6 million in the third quarter of FY2003. Comparable-store sales at franchised retail outlets decreased 2.5% percent during the most recent quarter when measured against the three months ended November 30, 2002.

Net earnings for the third quarter of FY2004 increased to $630,000, compared with a net loss of ($473,000) in the prior-year period. Basic earnings per share increased to $0.25 in the most recent quarter, versus a net loss of ($0.19) per share in the third quarter of FY2003. Diluted earnings per share increased to $0.23 in the quarter ended November 30, 2003, compared with a net loss of ($0.19) per share in the prior-year period.

The net loss in the quarter ended November 30, 2002 was due to a non-recurring ($1,667,000) provision for loss on accounts and notes receivable and related foreclosure costs associated with the insolvency of a single franchisee. Excluding this provision in FY2003, net earnings for the third quarter of FY2004 increased 11.7 percent to $630,000 compared to an adjusted net income of $564,000(a) in the prior-year period. Basic earnings per share increased 8.7 percent to $0.25 in the most recent quarter, compared with an adjusted $0.23(a) in the third quarter of FY2003. Diluted earnings per share increased 9.5 percent to $0.23 in the third quarter of FY2004, compared with an adjusted $0.21(a) in the prior-year period.

(Note: Footnote (a) below provides a discussion of how and why the Company has provided amounts for net income and earnings per share that have been adjusted for the provision discussed above. Further in this release are tables that reconcile these non-GAAP measurements to GAAP financial information.)

For the nine months ended November 30, 2003, revenues increased 3.6 percent to $15.2 million, versus $14.7 million in the corresponding period of the previous fiscal year. Retail revenues increased 101.6 percent to $1.8 million (vs. $910,000) due to the repossession in the fourth quarter of Fiscal 2003 of four Company-financed stores from an insolvent franchisee. Comparable-store sales at franchised retail outlets for the nine-month period ended November 30, 2003 decreased approximately 3.6% percent when measured against the first nine months of FY2003. Management believes this was due to a soft retail and economic environment.

Net earnings increased 180.7 percent to $1,691,000 for the nine months ended November 30, 2003, compared with $603,000 during the same period in FY2003. Basic earnings per share increased 179.2 percent to $0.67 during the first nine months of FY2004, versus $0.24 in the nine months ended November 30, 2002. Diluted earnings per share increased 181.8 percent to $0.62 for the nine-months ended November 30, 2003, compared with $0.22 in the prior-year period.

Excluding the non-recurring provision in the third quarter of the prior year, net earnings for the first nine months of FY2004 increased 3.2 percent to $1,691,000, compared with adjusted net income of $1,639,000(a) in the prior-year period. Basic earnings per share increased 1.5 percent to $0.67 in the first nine months of FY2004, compared with an adjusted $0.66(a) in the same period of FY2003. Diluted earnings per share increased 3.3 percent to $0.62 in the first nine months of FY2004, compared with an adjusted $0.60(a) in the same period of FY2003.

“Our third fiscal quarter diluted earnings per share equaled the Company’s previous third quarter record of $0.23, even though we accrued performance-based incentive compensation expense of $259,000 in the most recent quarter and no such expense was recorded in the prior-year quarter,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “The quarter was also noteworthy from a number of other perspectives. Purchases of chocolates and other confectionery products by franchisees increased 9.2% in the most recent quarter, which compared quite favorably with the 3.2% decline in purchases by franchisees in the first half of Fiscal 2004. As a result of production efficiencies, we also enjoyed an improvement in factory gross profit margin, to 34.9% of sales in the third quarter of Fiscal 2004, versus 30.9% in the prior-year period. We have continued to benefit from cost reduction initiatives that were implemented late last year. Excluding a non-recurring charge related to the remodel and relocation of the Company’s Aspen, Colorado store and the performance-based incentive compensation charge, total operating expenses decreased 11% in the most recent quarter, when compared with the prior-year period.”

“December sales were encouraging, and we expect to achieve record earnings for the fiscal year ending February 29, 2004,” continued Merryman. “Our previous record was attained in Fiscal 2002, when the Company earned $0.76 per diluted share, and we currently anticipate that Fiscal 2004 earnings will reach or exceed $0.80 per diluted share. The Company ended the third fiscal quarter with over $3 million of cash in the bank, a current ratio of 3.06-to-1.0, and a debt-to-equity ratio of 30%.”

“Franchisees opened 12 new store locations in the third quarter, and a total of 37 new stores have opened fiscal year-to-date through yesterday,” commented Frank Crail, Chairman and Chief Executive Officer of the Company. “Retail customers and franchisees responded favorably to our new ‘kiosk’ retail concept for regional malls and we expect 9 ‘kiosks’ to be open by the end of the fiscal year. Franchisees have already exceeded management’s earlier goal of 25-30 new store openings for the full year, and we currently expect 35-40 new stores to come on line during Fiscal 2005.”

“The Board of Directors has elected to share a portion of the Company’s record earnings with shareholders through a cash dividend program that was launched earlier in the year,” continued Crail. “We paid an initial quarterly dividend of 7.5 cents per share on September 16, 2003. The quarterly dividend was increased 8.3 percent to 8.125 cents in the third quarter (paid on December 16, 2003), and the Board of Directors has approved a proposed 7.7 percent increase in the fourth quarter cash dividend to 8.75 cents per share. The fourth quarter dividend, if declared, will be payable March 16, 2004, to shareholders of record March 3, 2004. The Board will consider future dividend rates as it assesses future earnings and cash flows.”

During the third quarter of FY2004, franchisees opened new stores in Olympic Valley, California; Westminister, Colorado; Tallahassee, Florida; San Diego, California; Phoenix (Paradise Valley), Arizona; Montclair, California; Pittsburgh, Pennsylvania; Green Bay, Wisconsin; LaCrescenta, California; Grand Island, Nebraska; Fernie, British Columbia; and Kelowna, British Columbia. Nine of the locations incorporate the new store design that was introduced during FY2002, and the store in Pittsburgh, Pennsylvania, represents the sixth ‘kiosk’ unit to open since February 2002.

The Company will host a conference call Thursday, January 8, 2004 at 4:15 p.m. EDT today to discuss third quarter results in greater detail and the outlook for the balance of Fiscal 2004. The dial-in number for the conference call is 800-915-4836 (international/local participants dial 973-317-5319). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://www.firstcallevents.com/service/ajwz395394314gf12.html. A replay of the call will be available through January 15, 2004 by dialing 800-428-6051 or for international callers by dialing 973-709-2089, the replay Access Code is 323650 The call will also be archived through April 8, 2004 at http://www.firstcallevents.com/service/ajwz395394314gf12.html.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 256 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
OR
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via
email at info@rjfalkner.com

(a)FOOTNOTE: The Company has provided amounts for net income and earnings per share that have been adjusted for the provision for loss on accounts and notes receivable and related foreclosure costs related to the insolvency of a single franchisee because the Company believes it is important to understand its performance adjusted for this non-cash, non recurring event.

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or “GAAP”) to adjusted net income and adjusted net income per share.

(in thousands, except per share data)	Three Months Ended November 30,		Nine Months Ended November 30,

	2003	2002	2003	2002

Net income (loss)	$630	$(473)	$1,691	$602
Adjustments:
Provision for loss on accounts and notes receivable and related foreclosure costs	—	1,667	—	1,667
Income tax effect for above adjustment	—	(630)	—	(630)
Adjusted net income	$630	$564	$1,691	$1,639
Basic earnings per common share	$0.25	$(0.19)	$0.67	$0.24
Provision for loss on accounts and notes receivable and related foreclosure costs, net of tax	—	0.42	—	0.42
Adjusted basic earnings per common share	$0.25	$0.23	$0.67	$0.66
Diluted earnings per common share	$0.23	$(0.19)	$0.62	$0.22
Provision for loss on accounts and notes receivable and related foreclosure costs, net of tax	—	0.40	—	0.38
Adjusted diluted earnings per common share	$0.23	$0.21	$0.62	$0.60

STORE INFORMATION

	New stores opened
	during the nine
	months ended November	Stores open as of
	30, 2003	November 30, 2003

United States:
Franchised Stores	21	209
Company-owned Stores	—	8
International Licensed Stores	4	28

Total	25	245

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,

	2003	2002	2003	2002

Revenues
Factory sales	$4,200	$4,494	72.4%	79.8%
Royalty and marketing fees	892	874	15.4%	15.5%
Franchise fees	177	64	3.0%	1.1%
Retail sales	532	201	9.2%	3.6%
Total revenues	5,801	5,633	100.0%	100.0%
Costs and Expenses
Cost of sales	2,940	3,189	50.7%	56.6%
Franchise costs	310	325	5.3%	5.8%
Sales and marketing	325	349	5.6%	6.2%
General and administrative	686	426	11.8%	7.6%
Retail operating	337	172	5.8%	3.0%
Depreciation and amortization	178	201	3.1%	3.6%
Provision for loss on accounts and notes receivable and related foreclosure costs	—	1,667	—	29.6%
Total costs and expenses	4,776	6,329	82.3%	112.4%
Income from Operations	1,025	(696)	17.7%	(12.4)%
Other Income (Expense)
Interest expense	(34)	(81)	(0.6)%	(1.4)%
Interest income	22	17	0.4%	0.3%
Other, net	(12)	(64)	(0.2)%	(1.1)%
Income Before Income Taxes	1,013	(760)	17.5%	(13.5)%
Provision for Income Taxes	383	(287)	6.6%	(5.1)%
Net Income	$630	$(473)	10.9%	(8.4)%
Basic Earnings per Common Share	$0.25	$(0.19)
Diluted Earnings per Common Share	$0.23	$(0.19)
Weighted Average Common Shares Outstanding	2,532,105	2,498,790
Dilutive Effect of Stock Options	223,250	—
Weighted Average Common Shares Outstanding, Assuming Dilution	2,755,355	2,498,790

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,

	2003	2002	2003	2002

Revenues
Factory sales	$10,176	$10,712	66.9%	73.0%
Royalty and marketing fees	2,702	2,749	17.8%	18.8%
Franchise fees	487	300	3.2%	2.0%
Retail sales	1,834	910	12.1%	6.2%
Total revenues	15,199	14,671	100.0%	100.0%
Costs and Expenses
Cost of sales	7,524	7,425	49.5%	50.6%
Franchise costs	808	924	5.3%	6.3%
Sales and marketing	831	985	5.5%	6.7%
General and administrative	1,627	1,392	10.7%	9.4%
Retail operating	1,037	585	6.8%	4.0%
Depreciation and amortization	606	613	4.0%	4.2%
Provision for loss on accounts and notes receivable and related foreclosure costs	—	1,667	—	11.4%
Total costs and expenses	12,433	13,591	81.8%	92.6%
Income from Operations	2,766	1,080	18.2%	7.4%
Other Income (Expense)
Interest expense	(116)	(255)	(0.8)%	(1.8)%
Interest income	69	144	0.5%	1.0%
Other, net	(47)	(111)	(0.3)%	(0.8)%
Income Before Income Taxes	2,719	969	17.9%	6.6%
Provision for Income Taxes	1,028	366	6.8%	2.5%
Net Income	$1,691	$603	11.1%	4.1%
Basic Earnings per Common Share	$0.67	$0.24
Diluted Earnings per Common Share	$0.62	$0.22
Weighted Average Common Shares Outstanding	2,525,126	2,494,041
Dilutive Effect of Options	186,646	225,722
Weighted Average Common Shares Outstanding, Assuming Dilution	2,711,772	2,719,763

SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2003	February 28, 2003

		(audited)
Current Assets	$9,296	$7,654
Total assets	$17,062	$16,084
Current Liabilities	$3,039	$2,888
Long-Term Debt, Less Current Maturities	$2,217	$3,073
Stockholders’ Equity	$11,083	$9,891

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition and the effect of government regulations.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
OR
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via
email at info@rjfalkner.com